MESA LABS REPORTS HIGHER QUARTERLY SALES AND EARNINGS

LAKEWOOD,  Colo., Feb. 11 /PRNewswire-FirstCall/ -- Mesa Laboratories, Inc. (Nasdaq: MLAB) today reported significantly higher sales and earnings for both its fiscal third quarter and nine months ended December 31, 2007.

Highlights:
•	Third quarter revenue increases 13%
•	Third quarter net income increases 37%
•	Third quarter diluted EPS increases 36%

For the third quarter of fiscal 2008, net sales increased 13 percent to $4,614,000 from $4,095,000 in the same quarter last year. Net income for the quarter increased 37 percent to $1,121,000 or $.34 per diluted share compared to $818,000 or $.25 per diluted share one year ago.

For the first nine months of fiscal 2008, net sales increased 15 percent to $13,768,000 from $11,956,000 in the same period last year. Net income for the first nine months increased 36 percent to $3,415,000 or $1.04 per diluted share compared to $2,520,000 or $.78 per share one year ago.

“The third quarter of fiscal 2008 was another good quarter for Mesa”, said John J. Sullivan, President and Chief Operating Officer. “We had good revenue growth and exceptional earnings growth, due largely to our improved gross margins this year. The third quarter is traditionally a weaker quarter for Mesa, but this year we had exceptional growth in the quarter for our DataTrace product line. This was due partially to a very weak Q3 for DataTrace last year and partially to the exceptional performance of our U.S. sales team. DataTrace, has very good momentum going into the last quarter of fiscal 2008. While our other two core product lines, Raven and Medical, experienced relatively little growth in the third quarter, we see these lines recovering in the last quarter of the year to the order rate we saw in the first half.” continued John Sullivan. “Looking ahead, we have a number of important initiatives that should foster both short term and long term growth. These include executing a significant new product introduction in DataTrace, increasing our R&D effort in all product lines, and implementing efficiency improvements in all of our operations. As always, we will undertake these initiatives in a cost effective manner to allow for continued earnings growth.”

During the third quarter and first nine months of fiscal 2008, sales of the Company’s medical products and services were unchanged and increased nine percent, respectively, compared to the prior year periods. For the quarter, small increases of shipments in the meter product line and parts and service were off-set by a decrease in Echo Reprocessors which were discontinued earlier in the fiscal year. The increase for the nine month period was due chiefly to higher sales of the Company’s dialysate meters and standard solution products.

During the third quarter and first nine months of fiscal 2008, sales of DataTrace data logger products increased compared to the prior year. For the quarter, DataTrace sales increased
46 percent compared to the same period last year, while sales increased 17 percent for the nine month period compared to the same period last year. The increase in DataTrace sales during the quarter reflects higher shipments of Micropack III temperature and humidity units and an increase in rental revenues. The increase for the nine month period is attributable chiefly to higher Micropack III temperature units and higher service revenues.

Third quarter sales of Raven biological indicator products increased two percent compared to the prior year period. The Raven biological indicator products were acquired on May 4, 2006. For this reason, sales of the company’s Raven biological indicator products benefited from an extra five weeks of sales for the current nine month period when compared to the prior year period and were up 27 percent. While order volumes remained strong during the recent quarter, shipments did not keep up with orders due to heavier order volumes late in the quarter and some disruption to manufacturing and shipments due to facility upgrades that were performed the last week of the quarter.

Profitability for the third quarter and nine month periods of fiscal 2008 was up compared to the prior fiscal year due chiefly to the increase in revenues and a gain in our gross margin percentage. For the quarter, net income increased 37 percent and exceeded sales growth which was 13 percent for the quarter. For the first nine month period, net income increased 36 percent and exceeded sales growth which was 15 percent for the period. Net income also benefited from a slightly lower tax rate due to the impact of the Raven acquisition on our overall tax rate.

During the second half of October 2007, we began documentation of our compliance with Section 404 of the Sarbanes-Oxley Act. We are using an outside consulting firm to assist us with this work and expect to incur expenses for this project of at least $100,000 by the end of April 2008. By the end of the third fiscal quarter almost all documentation review was complete and testing is currently scheduled for March and April. Through December 31, 2007, the company had incurred approximately $44,000 of the consulting fees associated with this project.

During the first nine months of fiscal 2008, the Company repurchased 35,848 shares of our common stock under a previously announced buyback plan for approximately $779,000. In addition, the Company has a remaining commitment of approximately $340,000 for automation of certain manufacturing processes for its Raven line of biological indicators.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties. The Company’s actual results could differ materially from those in any such forward-looking statements. Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10KSB for the year ended March 31, 2007 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

FINANCIAL SUMMARY

STATEMENT OF EARNINGS (Unaudited)

	Quarter Ended December 31		Nine Months Ended December 31
	2007	2006	2007	2006
Net Sales	$4,614,000	$4,095,000	$13,768,000	$11,956,000
Cost of Goods	1,527,000	1,633,000	4,494,000	4,427,000
Gross Profit	3,087,000	2,462,000	9,274,000	7,529,000
Operating Expense	1,399,000	1,202,000	4,150,000	3,675,000
Operating Income	1,688,000	1,260,000	5,124,000	3,854,000
Other (Income) & Expense	(54,000)	(36,000)	(150,000)	(104,000)
Earnings Before Taxes	1,742,000	1,296,000	5,274,000	3,958,000
Income Taxes	621,000	478,000	1,859,000	1,438,000
Net Income	$1,121,000	$818,000	$3,415,000	$2,520,000

Earnings Per Share (Basic)	$.35	$.26	$1.08	$.80
Earnings Per Share (Diluted)	$.34	$.25	$1.04	$.78

Average Shares (Basic)	3,165,000	3,177,000	3,168,000	3,156,000
Average Shares (Diluted)	3,292,000	3,273,000	3,285,000	3,232,000

BALANCE SHEETS
	(Unaudited)
	Dec. 31	March 31
	2007	2007
Cash and Short-term
Investments	$5,186,000	$3,346,000
Other Current Assets	7,654,000	7,496,000
Total Current Assets	12,840,000	10,842,000
Property and Equipment	3,621,000	3,521,000
Other Assets	7,614,000	7,991,000

Total Assets	$24,075,000	$22,354,000

Liabilities	$1,252,000	$1,631,000
Stockholders’ Equity	22,823,000	20,723,000

Total Liabilities and Equity	$24,075,000	$22,354,000

SOURCE Mesa Laboratories, Inc.

CONTACTS:

Luke R. Schmieder; CEO- Chairman of the Board of Directors, or
John J. Sullivan, President-COO, or
Steven W. Peterson; VP Finance-CFO,
all of Mesa Laboratories, Inc.
1-303-987-8000